Exhibit 12. Computation of Ratios

Ratio of Earnings to Fixed Charges
Dollars in millions	Years ended December 31, 2017	2016	2015	2014	2013
Earnings available for fixed charges
Income before provision for income taxes	$8,573.5	$6,866.0	$6,555.7	$7,372.0	$8,204.5
Noncontrolling interest expense in operating results of majority-owned subsidiaries less equity in undistributed operating results of less than 50%-owned affiliates	5.3	12.5	7.3	6.3	9.0
Income tax provision (benefit) of 50%-owned affiliates included in income from continuing operations before provision for income taxes	(36.5)	3.3	3.7	(0.1)	23.8
Portion of rent charges (after reduction for rental income from subleased properties) considered to be representative of interest factors*	244.8	342.6	365.1	374.6	374.6
Interest expense, amortization of debt discount and issuance costs, and depreciation of capitalized interest*	938.3	904.8	660.4	596.1	548.9
	$9,725.4	$8,129.2	$7,592.2	$8,348.9	$9,160.8
Fixed charges
Portion of rent charges (after reduction for rental income from subleased properties) considered to be representative of interest factors*	$244.8	$342.6	$365.1	$374.6	$374.6
Interest expense, amortization of debt discount and issuance costs*	924.0	888.2	643.7	579.8	532.1
Capitalized interest*	5.3	7.1	9.4	14.8	15.6
	$1,174.1	$1,237.9	$1,018.2	$969.2	$922.3
Ratio of earnings to fixed charges	8.28	6.57	7.46	8.61	9.93

*
Includes amounts of the Company and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates. The Company records interest expense on unrecognized tax benefits in the provision for income taxes. This interest is not included in the computation of fixed charges.

Return on Average Assets
Dollars in millions	Years ended December 31, 2017	2016	2015
Operating income	$9,552.7	$7,744.5	$7,145.5
Average assets(1)	$32,978.0	$33,686.2	$34,137.6
Return on average assets	29.0%	23.0%	20.9%

(1)	Represents the average of the month-end balances of total assets for the past 13 months.

Fixed-Rate Debt as a Percent of Total Debt(1)(2)
Dollars in millions	Years ended December 31, 2017	2016	2015
Total debt obligations	$29,536.4	$25,955.7	$24,122.1
Fair value adjustments	6.2	—	(1.8)
Deferred debt costs	120.5	110.0	106.0
Debt obligations before fair value adjustments and deferred debt costs	$29,663.1	$26,065.7	$24,226.3
Fixed-rate debt	$26,345.0	$21,462.3	$19,611.3
Fixed-rate debt as a percent of total debt	89%	82%	81%

(1)
Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt financing note to the consolidated financial statements.

(2)	Includes the effect of interest rate swaps.

Foreign Currency-Denominated Debt as a Percent of Total Debt(1)
Dollars in millions	Years ended December 31, 2017	2016	2015
Total debt obligations	$29,536.4	$25,955.7	$24,122.1
Fair value adjustments	6.2	—	(1.8)
Deferred debt costs	120.5	110.0	106.0
Debt obligations before fair value adjustments and deferred debt costs	$29,663.1	$26,065.7	$24,226.3
Foreign currency-denominated debt	$12,379.8	$8,926.2	$7,016.1
Foreign currency-denominated debt as a percent of total debt	42%	34%	29%

(1)
Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt financing note to the consolidated financial statements.

Total Debt as a Percent of Total Capitalization(1)(2)
Dollars in millions	Years ended December 31, 2017	2016	2015
Total debt obligations	$29,536.4	$25,955.7	$24,122.1
Fair value adjustments	6.2	—	(1.8)
Deferred debt costs	120.5	110.0	106.0
Debt obligations before fair value adjustments and deferred debt costs	$29,663.1	$26,065.7	$24,226.3
Total capitalization	$26,395.1	$23,861.4	$31,314.2
Total debt as a percent of total capitalization	112%	109%	77%

(1)
Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt financing note to the consolidated financial statements.

(2)	Total capitalization represents debt obligations before fair value adjustments and deferred debt costs, and total shareholders' equity.

Cash Provided by Operations as a Percent of Total Debt(1)
Dollars in millions	Years ended December 31, 2017	2016	2015
Total debt obligations	$29,536.4	$25,955.7	$24,122.1
Fair value adjustments	6.2	—	(1.8)
Deferred debt costs	120.5	110.0	106.0
Debt obligations before fair value adjustments and deferred debt costs	$29,663.1	$26,065.7	$24,226.3
Cash provided by operations	$5,551.2	$6,059.6	$6,539.1
Cash provided by operations as a percent of total debt	19%	23%	27%

(1)
Based on debt obligations before the effects of fair value hedging adjustments and deferred debt costs. These effects are excluded as they have no impact on the obligation at maturity. See Debt financing note to the consolidated financial statements.

Free Cash Flow and Free Cash Flow Conversion Rate
Dollars in millions	Years ended December 31, 2017	2016	2015
Cash provided by operations	$5,551.2	$6,059.6	$6,539.1
Less: Capital expenditures	1,853.7	1,821.1	1,813.9
Free cash flow	$3,697.5	$4,238.5	$4,725.2
Divided by: Net income	5,192.3	4,686.5	4,529.3
Free cash flow conversion rate	71.2%	90.4%	104.3%

Reconciliation of Returns on Incremental Invested Capital
ROIIC is a measure reviewed by management over one-year and three-year time periods to evaluate the overall profitability of our markets, the effectiveness of capital deployed and the future allocation of capital. This measure is calculated using operating income and constant foreign exchange rates to exclude the impact of foreign currency translation. The numerator is the Company’s incremental operating income plus depreciation and amortization from the base period.
The denominator is the weighted-average cash used for investing activities during the applicable one-or three-year period. The weighted-average cash used for investing activities is based on a weighting applied on a quarterly basis. These weightings are used to reflect the estimated contribution of each quarter’s investing activities to incremental operating income. For example, fourth quarter 2017 investing activities are weighted less because the assets purchased have only recently been deployed and would have generated little incremental operating income (12.5% of fourth quarter 2017 investing activities are included in the one-year and three-year calculations). In contrast, fourth quarter 2016 is heavily weighted because the assets purchased were deployed more than 12 months ago, and therefore have a full-year impact on 2017 operating income, with little or no impact to the base period (87.5% and 100.0% of fourth quarter 2016 investing activities are included in the one-year and three-year calculations, respectively). Cash used for investing activities can vary significantly by quarter, resulting in a weighted-average that may be higher or lower than the simple average of the periods presented. Management believes that weighting cash used for investing activities provides a more accurate reflection of the relationship between its investments and returns than a simple average.
The reconciliations to the most comparable measurements, in accordance with accounting principles generally accepted in the U.S., for the numerator and denominator of the one-year and three-year ROIIC are as follows:

One-year ROIIC calculation (dollars in millions):				Three-year ROIIC calculation (dollars in millions):
Years ended December 31,	2017	2016	Increase/ (decrease)	Years ended December 31,	2017	2014	Increase/ (decrease)
NUMERATOR:				NUMERATOR:
Operating income	$9,552.7	$7,744.5	$1,808.2	Operating income	$9,552.7	$7,949.2	$1,603.5
Depreciation and amortization	1,363.4	1,516.5	(153.1)	Depreciation and amortization	1,363.4	1,644.5	(281.1)
Currency translation(1)			(56.9)	Currency translation(1)			1,567.5
Change in operating income plus depreciation and amortization (at constant foreign exchange rates)			$1,598.2	Change in operating income plus depreciation and amortization (at constant foreign exchange rates)			$2,889.9
DENOMINATOR:				DENOMINATOR:
Weighted-average cash used for investing activities(2)			$83.2	Weighted-average cash used for investing activities(2)			$3,064.9
Currency translation(1)			12.4	Currency translation(1)			39.5
Weighted-average cash used for investing activities (at constant foreign exchange rates)			$95.6	Weighted-average cash used for investing activities (at constant foreign exchange rates)			$3,104.4
One-year ROIIC(3)			1,671.8%	Three-year ROIIC(3)			93.1%

(1)	Represents the effect of foreign currency translation by translating results at an average exchange rate for the periods measured.

(2)
Represents one-year and three-year, respectively, weighted-average cash used for investing activities, determined by applying the weightings below to the cash (provided by) used for investing activities for each quarter in the two-year and four-year periods ended December 31, 2017.

	Years ended December 31,			Years ended December 31,
	2017	2016		2017	2016	2015	2014
Cash (provided by) used for investing activities	$(562.0)	$981.6	Cash (provided by) used for investing activities	$(562.0)	$981.6	$1,420.0	$2,304.9
AS A PERCENT			AS A PERCENT
Quarters ended:			Quarters ended:
March 31	87.5%	12.5%	March 31	87.5%	100.0%	100.0%	12.5%
June 30	62.5	37.5	June 30	62.5	100.0	100.0	37.5
September 30	37.5	62.5	September 30	37.5	100.0	100.0	62.5
December 31	12.5	87.5	December 31	12.5	100.0	100.0	87.5

(3)
Significant investing cash inflows resulting from the Company's strategic refranchising initiatives and the gain from the sale of businesses in China and Hong Kong benefited the one-year and three-year ROIIC calculation by 1623.5% and 49.5%, respectively. Excluding these items, one-year and three-year ROIIC were 48.3% and 43.6%, respectively.